Exhibit 10.18
Seventh Amendment to Office Lease

This Seventh Amendment to Office Lease (“Seventh Amendment”) is made and entered into as of the 31st day of October, 2011 (“Effective Date”), by and between FPOC, LLC, a Delaware limited liability company (“Landlord”), and Skilled Healthcare Group, Inc., a Delaware corporation (“Tenant”).

Recitals

A.    Landlord (as successor in interest to Steadfast Foothill Plaza, LLC, a Delaware limited liability company, formerly known as CT Foothill 10/241, LLC, a California limited liability company) and Tenant (formerly known as Fountain View, Inc., a Delaware corporation) are parties to that certain Office Lease, dated as of August 26, 2002, as amended by that certain First Amendment to Lease, dated as of February 5, 2004, that certain Second Amendment to Office Lease, dated as of December 2, 2004, that certain Third Amendment to Lease, dated as of August 1, 2005, that certain Fourth Amendment to Lease, dated as of April 3, 2008, that certain Fifth Amendment to Lease dated as of August 12, 2008, and that certain Sixth Amendment to Office Lease (“Sixth Amendment”), dated as of June 9, 2009 (collectively, “Original Lease”).

B.    Pursuant to the Original Lease, Landlord is currently leasing to Tenant, and Tenant is currently leasing from Landlord, certain office space consisting of approximately 31,698 rentable square feet in the aggregate and commonly known as Suites 145, 175, 180 and 200, respectively (collectively, “Current Premises”). The Current Premises are located on the first and second floors, respectively, of Foothill Plaza Building “B” located at 27442 Portola Parkway, Foothill Ranch, California (“Building”).

C.    That portion of the Current Premises which is commonly known as Suite 145 (“Suite 145”) consists of approximately 4,818 rentable square feet. That portion of the Current Premises which is commonly known as Suite 175 (“Suite 175”) consists of approximately 2,262 rentable square feet. That portion of the Current Premises which is commonly known as Suite 180 (“Suite 180”) consists of approximately 3,135 rentable square feet. That portion of the Current Premises which is commonly known as Suite 200 (“Suite 200”) consists of approximately 21,483 rentable square feet. For the sake of clarity, (i) that portion of Suite 200 which consists of 1,699 rentable square feet (and was the subject of a prior expansion) and was called the “Suite 200 Expansion Space” in the Sixth Amendment, and (ii) that portion of Suite 200 which consists of 19,784 rentable square feet, together comprise Suite 200 under this Seventh Amendment.

D.    That portion of the Building commonly known as Suite 250 (“Suite 250”) and consisting of approximately 14,854 rentable square feet, is currently occupied by another tenant, but is contemplated to become available for lease. Because Suite 250 is contiguous to Suite 200, and Suite 200 and Suite 250 together comprise the entire second floor of the Building, Tenant desires to lease both Suite 200 and Suite 250 (and thereby lease the entire second floor of the Building), and to vacate Suite 145, Suite 175 and Suite 180 (collectively, “First Floor Premises”), all in accordance with the terms and conditions of this Seventh Amendment. Suite 200 and Suite 250 together consist of approximately 36,337 rentable square feet, and are herein collectively called the “New Premises.” Landlord is willing to agree to the foregoing, likewise in accordance with the terms and conditions of this Seventh Amendment.

E.    Landlord has heretofore afforded Tenant the opportunity to lease that portion of the Building commonly known as Suite 160 (“Suite 160”), consisting of approximately 1,362 rentable square feet, pursuant to Tenant's right of first offer under the Original Lease (“ROFO Right”), and Tenant had exercised its ROFO Right with respect to Suite 160. However, subsequent to such exercise, Landlord and Tenant have agreed as aforesaid with respect to Suite 250, and Tenant therefore has elected to withdraw, nullify and negate the exercise of its ROFO Right with respect to Suite 160. Accordingly, Suite 160, as well as all other space in the Building with respect to which Tenant has heretofore declined its ROFO Right, will be free from Tenant's ROFO Right and available for lease by Landlord to any person or entity for any term, as provided in the Original Lease.

F.    In furtherance of the foregoing, Landlord and Tenant now desire to amend the Original Lease in the manner set forth in this Seventh Amendment.

Agreements

Now, therefore, for and in consideration of the foregoing Recitals and the covenants and agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.    Meanings of Terms; Incorporation of Recitals. Except as otherwise set forth in this Seventh Amendment, all capitalized terms used herein will have the respective meanings given them in the Original Lease. The Recitals set forth above are hereby incorporated into this Seventh Amendment and are hereby made a part hereof, as if fully set forth herein. The Original Lease, as amended by this Seventh Amendment, will herein and hereafter be called the “Lease.”

2.    Addition of Suite 250 to Premises; Surrender of First Floor Premises; New Premises TI Work; Suite 250 Commencement Date; Extension of Term for New Premises.

(a)    Addition of Suite 250 to Premises; Surrender of First Floor Premises. The Original Lease is hereby amended so that (i) Suite 250 will be added to and become a part of the Premises effective on the Suite 250 Commencement Date (as such term is defined in Section 2(b) hereof); and (ii) the First Floor Premises will no longer be a part of the Premises, and the term of the Lease will expire with respect to the First Floor Premises, effective on the date (“First Floor Premises Expiration Date”) immediately preceding the Suite 250 Commencement Date, provided, however, that Tenant will not be obligated to vacate the First Floor Premises until the date which is 10 days after the Suite 250 Commencement Date. Accordingly, from and after the Suite 250 Commencement Date, the Premises will consist of only the New Premises (i.e., Suite 200 and Suite 250).

(b)    New Premises TI Work; Suite 250 Commencement Date. Within a commercially reasonable time after the Effective Date, Landlord, at its sole cost and expense, will commence and thereafter diligently pursue to completion, or will cause its contractor(s) to commence and thereafter diligently pursue to completion, the construction of those certain tenant improvements in the New Premises, i.e., both Suite 200 and Suite 250 (collectively “New Premises TI Work”), described in the plans dated September 2, 2011, prepared by Spaces, omitting Keynote No. 10 thereof (“New Premises TI Plans”), using Building standard materials unless otherwise specified in the New Premises TI Plans. The “Suite 250 Commencement Date” will be the fifth day after Landlord or its contractor(s) have certified to Tenant, in writing, that the New Premises TI Work has been substantially completed. Once the New Premises TI Work has been completed, and except as expressly set forth in the Original Lease, (i) Landlord will not be required to make, or to pay or reimburse Tenant for, any improvements, repairs or alterations whatsoever to Suite 200 or Suite 250, and (ii) Tenant will accept both Suite 200 and Suite 250 in their AS IS condition without any warranties of any kind, expressed or implied; provided, however, that Landlord either will directly provide Tenant with a commercially reasonable warranty for the New Premises TI Work, or will assign to Tenant a commercially reasonable warranty for the New Premises TI Work from Landlord's general contractor, as Landlord may elect.

(c)    Extension of Term for New Premises. The Original Lease is hereby amended by extending the Term of the Lease with respect to the New Premises through the date which is 66 months after the Suite 250 Commencement Date (such date being the “New Premises Expiration Date”).

3.    Monthly Basic Rent. The Original Lease is hereby amended so that the Basic Rent with respect to each component of the New Premises from the Suite 250 Commencement Date through the New Premises Expiration Date, will be as follows; provided, however, that Landlord and Tenant hereby acknowledge and agree that the following charts showing the aforesaid monthly Basic Rent figures have been prepared based on a Suite 250 Commencement Date of March 15, 2012, and that if the Suite 250 Commencement Date is not March 15, 2015, then appropriate adjustments to the monthly Basic Rent figures will be required (as Landlord and Tenant will agree in a commercially reasonable and good faith manner, as consistent as possible with the following charts); and provided further, however, that promptly following Landlord's request after the actual Suite 250 Commencement Date, Landlord and Tenant will execute a commencement date memorandum (or similar instrument) confirming such actual Suite 250 Commencement Date, and setting forth the actual dates and the actual monthly Basic Rent amounts payable with respect to the New Premises (and each component thereof) from and after the Suite 250 Commencement Date through the New Premises Expiration Date:

(a)    Monthly Basic Rent for Suite 200 from Suite 250 Commencement Date through October 15, 2013.

Period	Monthly Basic Rent

Suite 250 Commencement Date (herein assumed to be March 15, 2012) through October 15, 2012	$59,078.25/$2.75 per RSF

October 16, 2012 through October 15, 2013	$61,226.55/$2.85 per RSF

(b)    Monthly Basic Rent for Suite 250 from Suite 250 Commencement Date through October 15, 2013.

Period	Monthly Basic Rent

Suite 250 Commencement Date (herein assumed to be March 16, 2012) through April 15, 2012	$27,480.51/$1.85 per RSF

April 16, 2012 through June 15, 2012	$27,706.71/$1.87 per RSF

June16, 2012 through October 15, 2012	$28,020.21/$1.89 per RSF

October 16, 2012 through January 15, 2013	$28,502.01 $1.92 per RSF

January 16, 2013 through June 15, 2013	$37,316.11/$2.51 per RSF

June 16, 2013 through September 15, 2013	$34,337.86/$2.31 per RSF

September 16, 2013 through October 15, 2013	$34,726.56/$2.34 per RSF

(c)    Monthly Basic Rent for New Premises (i.e., Suite 200 and Suite 250) from October 16, 2013 through New Premises Expiration Date.

Period	Monthly Basic Rent

October 16, 2013 (herein assumed to be Month 20 after Suite 250 Commencement Date) through Month 30 after Suite 250 Commencement Date (herein assumed to be September 15, 2014)	$70,857.15/$1.95 per RSF

Month 31 after Suite 250 Commencement Date (herein assumed to be September 16, 2014) through Month 42 after Suite 250 Commencement Date (herein assumed to be September 15, 2015)	$72,674.00/$2.00 per RSF

Month 43 after Suite 250 Commencement Date (herein assumed to be September 16, 2015) through Month 54 after Suite 250 Commencement Date (herein assumed to be September 15, 2016)	$74,490.95/$2.05 per RSF

Month 55 after Suite 250 Commencement Date (herein assumed to be September 16, 2016) through Month 60 after Suite 250 Commencement Date (herein assumed to be March 15, 2017)	$76,307.70/$2.10 per RSF

Month 61 after Suite 250 Commencement Date (herein assumed to be March 16, 2017 through April 15, 2017)	$-0-

Month 62 after Suite 250 Commencement Date (herein assumed to be April 16, 2017) through Month 66 after Suite 250 Commencement Date (herein assumed to be September 15, 2017)	$76,307.70/$2.10 per RSF

4.    Base Year for Operating Expenses. Effective as of the Effective Date, (a) the Base Year will be calendar year 2011 with respect to Operating Expenses during calendar year 2011; and (b) the Base Year will be calendar year 2012 with respect to Operating Expenses during and after calendar year 2012. Anything in the Lease to the contrary notwithstanding, if the Project is not fully assessed for real estate tax purposes during the applicable Base Year as a result of a temporary reduction in assessed value pursuant to Proposition 8, as adopted by the voters of the State of California and as amended from time to time (“Temporary Reduction”), and Real Property Taxes and Assessments increase in any subsequent years as a result of the partial or complete elimination of the Temporary Reduction during the Base Year, then any increases in Tenant's Proportionate Share of Operating Expenses, to the extent that such increases are due solely to the partial or complete reduction of the Temporary Reduction, shall be limited to 4% per annum, on a cumulative basis; provided, however, that the foregoing limitations in connection with any Temporary Reduction will not, in any way whatsoever, either limit or affect (i) the statutory 2% per annum increase in Real Property Taxes and Assessments (as such statutory increase may be modified by subsequent legislation), or (ii) increases in Real Property

Taxes and Assessments pursuant to the terms of Proposition 13, as adopted by the voters of the State of California and as amended from time to time (whether due to a reassessment of the Project based on a change of ownership or other triggering event thereunder); and provided further, however, that (i) any costs and expenses incurred by Landlord in securing any Temporary Reduction shall not be deducted from Real Property Taxes and Assessments for the Base Year, and (ii) refunds of Real Property Taxes and Assessments under Proposition 8 shall not be deducted from Real Property Taxes and Assessments for the Base Year, but shall be the sole property of Landlord.

5.    Tenant's Proportionate Share of Operating Expenses. The Original Lease is hereby amended so that (a) Tenant's Proportionate Share of Operating Expenses for the Building with respect to the New Premises from the Suite 250 Commencement Date through the New Premises Expiration Date will be 34.79%; and (b) Tenant's Proportionate Share of Operating Expenses for the Project with respect to the New Premises from the Suite 250 Commencement Date through the New Premises Expiration Date will be 17.41%.

6.    Parking. Anything in the Original Lease to the contrary notwithstanding, from and after the Suite 250 Commencement Date, Tenant will be entitled to the use of 4.0 automobile parking spaces per each 1,000 rentable square feet of the New Premises, being 145 such spaces, in all cases subject to and in accordance with Section 33.1 of the Lease and the other terms and conditions of the Lease. Of such 145 automobile parking spaces, five will be reserved and will be in the locations indicated on Exhibit A attached hereto and made a part hereof, at no additional cost to Tenant, and the other 140 will be unreserved. Landlord agrees to keep a minimum of 20 unreserved parking spaces directly adjacent to the Building.

7.    Option to Extend. The Original Lease is hereby amended by deleting Section 1.12 thereof in its entirety, and inserting the following in lieu thereof:

“Subject to Tenant providing Landlord with at least six months' prior written notice, and Tenant's not being in default of any terms of the Lease beyond any applicable cure period under the Lease, Tenant shall have the option to extend the Term of the Lease for all of the Premises for one additional term of five years. The Basic Rent, Base Year, and level of tenant improvements shall be equal to the then-current “fair market” base rental rate, base year and level of tenant improvements for renewals of like space in the Project and similar buildings in the market. All other terms and conditions of the Lease shall remain the same for such extension of the Term of the Lease.”

8.    Option to Terminate. Tenant may terminate the Lease as of the last day of the 36th month after the Suite 250 Commencement Date (“Early Termination Date”), subject to and in accordance with the provisions of this Section 8. To exercise such early termination right, Tenant must (a) deliver written notice to Landlord that Tenant desires to terminate this Lease as of the Early Termination Date at least six, but not more than nine, months prior to the Early Termination Date; and (b) pay Landlord a payment equal to the sum of (i) Landlord's then-unamortized costs (as described below) with respect to the New Premises, plus (ii) $218,022.00, contemporaneously with the delivery of such notice. Tenant is not entitled to early termination if it is in default of any terms of the Lease beyond any applicable cure period under the Lease, either when Tenant delivers the exercise notice to Landlord or upon the Early Termination Date. As used in this Section 8, Landlord's “then-unamortized costs” means the unamortized balance Landlord's costs for the New Premises TI Work (and Landlord will advise Tenant of the initial amount of such costs within 60 days after the Suite 250 Commencement Date), the real estate commissions that Landlord pays in connection with this Seventh Amendment, and the free or abated rent granted hereunder by Landlord with respect to the New Premises or any portion thereof. The calculation of Landlord's then-unamortized costs will made by (1) taking the total of all of the foregoing three categories of costs as of the Suite 250 Commencement Date, (2) fully amortizing such amount at 8% per annum from the Suite 250 Commencement Date through the New Premises Expiration Date to establish a monthly payment therefor, and (3) calculating the remaining principal balance of such amortized amount as of the Early Termination Date. Such remaining principal balance is deemed to be Landlord's “then unamortized costs” with respect to the New Premises for purposes of this Section 8.

9.    Brokers. Landlord and Tenant each represents and warrants to the other that it has not had any dealings with any realtors, brokers, finders or agents in connection with this Seventh Amendment, other than CB Richard Ellis, Inc. (through Gregg Haly and Allison Schneider) and Newmark Knight Frank (through Tim Helgeson) (collectively, “Brokers”), and will indemnify, defend, protect and hold harmless the other from and against any claim based on the failure or alleged failure to pay any realtors, brokers, finders or agents (other than Landlord's obligation to pay the Brokers in accordance with separate written agreements) and from any cost, expense or liability for any compensation, commission or changes claimed by any realtors, brokers, finders or agents (other than the Brokers) claiming by, through or on behalf of it with respect to this Seventh Amendment or the negotiation of this Seventh Amendment.

10.    Miscellaneous.

(a)    Counterparts; Facsimile and Electronic Signatures. This Seventh Amendment may be executed in any number of counterparts, each of which will constitute an original document and all of which together will constitute one instrument. Either party hereto may rely upon a facsimile or electronic copy of an executed counterpart of this Seventh Amendment, and this Seventh Amendment will be enforceable against the party executing such counterpart.

(b)    Captions. The paragraph headings or captions appearing in this Seventh Amendment are for convenience only, are not a part of this Seventh Amendment, and are not to be considered in interpreting this Seventh Amendment.

(c)    Governing Law; Binding Nature; Further Amendment. This Seventh Amendment (i) will be construed and enforceable in accordance with the laws of the State of California, without application of its choice of law rules; (ii) will be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns; and (iii) may be modified or amended only by a written agreement executed and delivered by both Landlord and Tenant.

(d)    Full Force and Effect. Except as expressly amended by this Seventh Amendment, the Original Lease will remain in full force and effect in accordance with its terms, provisions and conditions.

[Signatures on following page]

Landlord and Tenant have each caused this Seventh Amendment to be executed and delivered by its duly authorized representative to be effective as of the date first above written.

Landlord:

FPOC, LLC, a Delaware limited liability company

By:    CB Richard Ellis Investors, LLC, a
Delaware limited liability company, its
Manager

By:     /s/ Troy S. Jenkins
Troy S. Jenkins
Managing Director

Tenant:

Skilled Healthcare Group, Inc., a Delaware
corporation

By:     /s/ Roland Rapp
Name:     Roland Rapp
Its:     EVP